Exhibit 10.6

HASBRO, INC.
RESTATED 2003 STOCK INCENTIVE PERFORMANCE PLAN
RESTRICTED STOCK UNIT AGREEMENT
[            ], 2013 GRANT

THIS AGREEMENT, entered into effective as of the Grant Date (as defined in paragraph 1), is made by and between Brian D. Goldner and Hasbro, Inc. (the "Company").

WHEREAS, the Company maintains the Restated 2003 Stock Incentive Performance Plan, as amended (the "Plan"), a copy of which is annexed hereto as Exhibit A and the provisions of which are incorporated herein as if set forth in full, and the Participant has been selected by the Compensation Committee of the Board of Directors of the Company (the "Committee"), which administers the Plan, to receive an award of restricted stock units under the Plan; and

WHEREAS, effective on October 4, 2012 the Participant and the Company entered into an Amended and Restated Employment Agreement (the "Amended Employment Agreement"), which contemplated the grant of this Award.

NOW, THEREFORE, IT IS AGREED, by and between the Company and the Participant, as follows:

1.            Terms of Award.  The following terms used in this Agreement shall have the meanings set forth in this paragraph 1:

A.            The "Participant" is Brian D. Goldner.

B.            The "Grant Date" is [          ], 2013.

C.             The number of restricted stock units ("Stock Units") awarded under this Agreement is [     ] Stock Units.  Stock Units are notional shares of the Company's common stock, par value $.50 per share ("Common Stock") granted under this Agreement and subject to the terms of this Agreement and the Plan.

D.            By accepting this award (the "Award") the Participant hereby acknowledges and agrees that (i) this Award, and any Stock Units or shares of Common Stock the Participant may become entitled to under this Award in the future, and any proceeds from selling any such shares of Common Stock, as well as any other incentive compensation the Participant is granted after adoption of the Clawback Policy, are subject to the Company's Clawback Policy, which was adopted by the Company's Board of Directors in October 2012, and (ii) this Award, and any Stock Units or shares of Common Stock the Participant may become entitled to under this Award in the future, and any proceeds from selling any such shares of Common Stock, as well as any other incentive compensation the Participant is granted after adoption of the Clawback Policy, will be subject to the terms of such Clawback Policy, as it may be amended from time to time by the Board in the future.  Such acknowledgement and agreement was a material condition to receiving this Award, which would not have been made to the Participant otherwise.

E.            For record-keeping purposes only, the Company shall maintain an account with respect to this restricted stock unit award (a "Stock Unit Account") for the Participant where Stock Units related to this award shall be accumulated and accounted for by the Company.  Without limiting the provisions of Section 8(b) of the Plan, in the event the Company pays a stock dividend or reclassifies or divides or combines its outstanding Common Stock then an appropriate adjustment shall be made in the number of Stock Units held in the Stock Unit Account.  The Stock Unit Account will reflect notional fractional shares of Common Stock to the nearest hundredth of a share on a one Stock Unit for one share of Common Stock basis.

Other terms used in this Agreement are defined pursuant to paragraph 7 or elsewhere in this Agreement.

2.            Award.  The Participant is hereby granted the number of Stock Units set forth in paragraph 1.

3.            No Dividends and No Voting Rights.  The Participant shall not be entitled to any (i) dividends, other than stock dividends (which will be reflected in an adjustment to the number of Units), or (ii) voting rights with respect to the Stock Units or the Stock Unit Account.

4.            Vesting and Forfeiture of Units.  Vesting of the Stock Units is based upon fulfillment of both a (i) Stock Price Component and (ii) Service Component.

A.    Stock Price Component. To fulfill the stock price component ("Stock Price Component") for vesting of the Stock Units the price of the Company's Common Stock must achieve the following pre-defined stock price hurdles:

Stock Price Hurdle	Percentage of Shares Subject to Hurdle
$45	25%
$52	25%
$56	25%
$60	25%

A stock price hurdle is achieved if at some point following the Grant Date of this Award and during the period while this Award is outstanding, there is a period of at least thirty (30) consecutive trading days over which the average of the closing prices for the Common Stock over those 30 consecutive trading days is equal to or greater than the applicable stock price hurdle(s).  So for example, if the average of the closing prices for the Common Stock over a period of thirty consecutive trading days (at some point during the period following the Grant Date and while the Award is outstanding) is greater than $45, then the first stock price hurdle is achieved.  Once a stock price hurdle(s) is achieved, a subsequent decline in the price of the Common Stock does not change the achievement of that hurdle(s).

B.   Service Component.  To fulfill the service component ("Service Component") for vesting of some or all of the Stock Units, the Participant must remain continuously employed with the Company from the Grant Date through and including December 31, 2017.  Subject only to the limited exceptions set forth below, if the Participant's employment with the Company terminates for any reason prior to December 31, 2017, the Participant will forfeit this Award and the Award will become null and void.

C.    Vesting.  Subject to earlier vesting (either in whole or in part as applicable) only in the situations and under the terms which are explicitly provided for in the following paragraphs of this Section 4, if the Participant has remained continuously employed with the Company through December 31, 2017, then on January 1, 2018 (the "Vesting Date") the Participant shall become vested in that portion of the Stock Units, if any, for which the applicable Stock Price Hurdles have been achieved.  By way of example, if the $45, $52 and $56 Stock Price Hurdles (but not the $60 Stock Price Hurdle) have been achieved at some time during the period between the Grant Date and December 31, 2017, and the Participant has remained continuously employed with the Company through December 31, 2017, then the Participant will become vested in 75% of the Stock Units, or [     ] Units, on January 1, 2018.  If a fractional number of Units have become vested, the number will be rounded to the next highest whole number of Units.

D.    Change in Control.  If a Change in Control (as defined below),  occurs prior to December 31, 2017, then in connection with such Change in Control the Stock Units will be treated in the manner set forth in the Plan, as such Plan has been amended by the Company's shareholders through the date of such Change in Control.  The Participant hereby acknowledges and agrees that in furtherance of this, if the shareholders approve an amendment to the Plan (the "Amendment") at the May 2013 Annual Meeting of Shareholders, then upon and following a Change in Control the Stock Units will be treated in the manner set forth in such Amendment.

E.  Earlier Vesting in Certain Limited Situations.  The Participant shall otherwise become vested in that portion, if any, of the Stock Units and the Stock Unit Account subject to this Agreement for which the Stock Price Hurdles have been met as of the Participant's Date of Termination prior to the end of the Vesting Period, but only if the Participant's Date of Termination occurs by reason of either (i) the Participant's death or Disability (as defined in the Amended Employment Agreement), (ii) termination of the Participant's employment by the Company without Cause (as defined in the Amended Employment Agreement) or (iii) termination of the Participant's employment by the Participant with Good Reason (as defined in the Amended Employment Agreement).

In the case of a Termination of Employment covered by this paragraph 4.E(i) for death or Disability, the Participant will become entitled, as of the date of the Termination of Employment, to any portion of the Stock Units and the Stock Unit Account subject to this Agreement for which the Stock Price Hurdles have been met prior to the date of Termination of Employment.  In the case of a Termination of Employment covered by this paragraph 4.E(ii) or 4.E(iii), which in either case occurs within two (2) years following a Change in Control (as defined in the Amended Employment Agreement), the Participant will become entitled, as of the date of the Termination of Employment, to any portion of the Stock Units and the Stock Unit Account subject to this Agreement for which the Stock Price Hurdles have been met prior to the date of Termination of Employment.    In the case of a Termination of Employment covered by this paragraph 4.E(ii) or 4.E(iii), which in either case does not occur within two (2) years following a Change in Control (as defined in the Amended Employment Agreement), the Participant will become entitled, as of the date of the Termination of Employment, to a portion of any Stock Units and the Stock Unit Account subject to this Agreement for which the Stock Price Hurdles have been met prior to the date of Termination of Employment, which portion is computed by multiplying the full number of Stock Units subject to this Agreement for which the Stock Price Hurdles have been achieved by a fraction, the numerator of which is the number of days since the Grant Date which have already elapsed as of the day of the Participant's Termination of Employment, inclusive of the actual day on which there is a Termination of Employment, and the denominator of which is the total number of days in the period from the Grant Date through and including December 31, 2017.  The Participant will forfeit any portion of the Stock Unit Account which has not vested in accordance with the foregoing provisions.

F.    If the Participant's Date of Termination occurs prior to December 31, 2017 for any reason other than the reasons set forth above in Section 4.E above, then the award of Stock Units pursuant to this Agreement shall be forfeited and terminate effective as of such Date of Termination, and the Participant shall not be entitled to any stock pursuant to this award or any other benefits of this award.

G.            The Stock Units and the Stock Unit Account may not be sold, assigned, transferred, pledged or otherwise encumbered, except to the extent otherwise provided by either the terms of the Plan or by the Committee.

5.            Settlement in Shares of Common Stock.  Provided that the Participant's interest in the Stock Units and the Stock Unit Account has vested, in whole or in part, in accordance with the provisions of Section 4 above, the Participant's Stock Unit Account, or the applicable portion thereof, shall be converted into actual shares of Common Stock upon the date of such vesting.  Such conversion: (i) will occur on January 1, 2018, in the case that the Participant has remained employed through the end of the Vesting Period, (ii) as of the date of death or Disability, if it occurs pursuant to the provisions of Section 4.E(i) above or (iii) will occur upon the Date of Termination, in the case that Section 4.E.(ii) or (iii) is applicable.  The conversion will occur on the basis of one share of Common Stock for every one Stock Unit which vests.  Such shares of Common Stock shall be registered in the name of the Participant and a stock certificate representing such actual shares of Common Stock, or electronic delivery of such shares of Common Stock, as specified in an election by the Participant, shall be delivered to the Participant within a reasonable time thereafter, subject to any different treatment called for or allowed by the terms of the Plan relating to a Change in Control.  To the extent that there are notional fractional shares of Common Stock in a Stock Unit Account which have vested upon settlement, such notional fractional shares shall be rounded to the nearest whole share in determining the number of shares of Common Stock to be received upon conversion.

6.            Income Taxes.  The Participant shall pay to the Company promptly upon request, and in any event at the time the Participant recognizes taxable income in respect of the shares of Common Stock received by the Participant upon the conversion of all or a portion of the Participant's Stock Unit Account, an amount equal to the taxes the Company determines it is required to withhold under applicable tax laws with respect to such shares of Common Stock.  Such payment shall be made in the form of cash, the delivery of shares of Common Stock already owned or by withholding such number of actual shares otherwise deliverable pursuant to this Agreement as is equal to the withholding tax due, or in a combination of such methods.  In the event that the Participant does not make a timely election with respect to payment of withholding taxes, the Company shall withhold shares from the settlement of the Award.

7.            Definitions.  For purposes of this Agreement, the terms used in this Agreement shall be subject to the following:

A.            Cause.  The term "Cause" shall have the meaning ascribed to it in the Amended Employment Agreement.

B.            Change in Control.  The term "Change in Control" shall have the meaning ascribed to it in the Amended Employment Agreement.

C.            Date of Termination.  The Participant's "Date of Termination" shall be the first day occurring on or after the Grant Date on which the Participant is not employed (a "Termination of Employment") by the Company or any entity directly or indirectly controlled by the Company (a "Subsidiary"), regardless of the reason for the termination of employment; provided that a termination of employment shall not be deemed to occur by reason of a transfer of the Participant between the Company and a Subsidiary or between two Subsidiaries; and further provided that the Participant's employment shall not be considered terminated while the Participant is on a leave of absence from the Company or a Subsidiary approved by the Participant's employer.  If, as a result of a sale or other transaction, the Participant's employer ceases to be a Subsidiary (and the Participant's employer is or becomes an entity that is separate from the Company), the occurrence of such transaction shall be treated as the Participant's Date of Termination caused by the Participant being discharged by the employer.

D.            Good Reason.  The term "Good Reason" shall have the meaning ascribed to it in the Amended Employment Agreement.

E.            Plan Definitions.  Except where the context clearly implies or indicates the contrary, a word, term, or phrase used in the Plan is similarly used in this Agreement.

8.            Heirs and Successors.  This Agreement shall be binding upon, and inure to the benefit of, the Company and its successors and assigns, including upon any person acquiring, whether by merger, consolidation, purchase of assets or otherwise, all or substantially all of the Company's assets and business, and the Participant and the successors and permitted assigns of the Participant, including but not limited to, the estate of the Participant and the executor, administrator or trustee of such estate, and the guardian or legal representative of the Participant.

9.            Administration.  The authority to manage and control the operation and administration of this Agreement shall be vested in the Committee, and the Committee shall have all powers with respect to this Agreement as it has with respect to the Plan.  Any interpretation of the Agreement by the Committee and any decision made by it with respect to the Agreement is final and binding.

10.            Plan Governs.  Notwithstanding anything in this Agreement to the contrary, the terms of this Agreement shall be subject to the terms of the Plan.

11.            Amendment.  This Agreement may be amended by written Agreement of the Participant and the Company, without the consent of any other person.

12.            Entire Agreement.  This Agreement and the Plan contain the entire agreement and understanding of the parties hereto with respect of the award contained herein and therein and supersede all prior communications, representations and negotiations in respect thereof.

13.            Severability.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, and each other provision of this Agreement shall be severable and enforceable to the extent permitted by law and any court determining the unenforceability of any provisions shall have the power to reduce the scope or duration of such provision to render such provision enforceable.

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IN WITNESS WHEREOF, the Participant has executed this Agreement, and the Company has caused these presents to be executed in its name and on its behalf, all effective as of the Grant Date.  By accepting the terms of the award represented by this Agreement through an electronic form offered by the Company, or the Company's designee, the Participant hereby agrees to the terms of this Agreement with the same effect as if the Participant had signed this Agreement.

HASBRO, INC.

By:
Name:  Alfred J. Verrecchia
Title:       Chairman of the Board

Participant

_______________________
Brian D. Goldner